EX-99.(e)(2)

                                 SALES AGREEMENT

 Sales Agreement covering shares of capital stock and/or beneficial interest of

                            THE SELIGMAN MUTUAL FUNDS

                           Seligman Capital Fund, Inc.
                        Seligman Common Stock Fund, Inc.
               Seligman Communications and Information Fund, Inc.
                          Seligman Frontier Fund, Inc.
                           Seligman Growth Fund, Inc.
                        Seligman Global Fund Series, Inc.
                        Seligman High Income Fund Series
                           Seligman Income Fund, Inc.
                    Seligman New Jersey Tax-Exempt Fund, Inc.
                  Seligman Pennsylvania Tax-Exempt Fund Series
                          Seligman Tax-Aware Fund, Inc.
                      Seligman Tax-Exempt Fund Series, Inc.
                        Seligman Tax-Exempt Series Trust
                  Seligman Time Horizon/Harvester Series, Inc.
                        Seligman Value Fund Series, Inc.

                                     between

                             SELIGMAN ADVISORS, INC.

                                       and

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                                     Dealer

    The Dealer named above and Seligman Advisors, Inc., exclusive agent for distribution of shares of capital stock of Seligman Capital Fund, Inc.,
   Seligman Common Stock Fund, Inc., Seligman Communications and Information
     Fund, Inc., Seligman Frontier Fund, Inc., Seligman Growth Fund, Inc.,
         Seligman Global Fund Series, Inc., Seligman Income Fund, Inc., Seligman New Jersey Tax-Exempt Fund, Inc., Seligman Tax-Aware Fund, Inc.
  Seligman Tax-Exempt Fund Series, Inc., and shares of beneficial interest of
    Seligman High Income Fund Series, Seligman Pennsylvania Tax-Exempt Fund, Seligman Tax-Exempt Series Trust, Seligman Time Horizon/Harvester Series, Inc.
                      and Seligman Value Fund Series, Inc.

Dealer Signature                          Seligman Advisors, Inc. Acceptance

Principal Officer                         Stephen J. Hodgdon, President

Address                                   Seligman Advisors, Inc.
                                          100 Park Avenue
                                          New York, NY 10017

Employer Identification No.               Date

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     The Dealer and Seligman Advisors, Inc. ("Seligman Advisors"), as exclusive agent for distribution of Class A and Class D Shares (as described in the "Policies and Procedures," as set forth below) of Capital Stock and/or Class A and Class D Shares of beneficial interest (collectively, the "Shares") of Seligman Capital Fund, Inc., Seligman Common Stock Fund, Inc., Seligman Communications and Information Fund, Inc., Seligman Frontier Fund, Inc., Seligman Growth Fund, Inc., Seligman Global Fund Series, Inc., Seligman High Income Fund Series, Seligman Income Fund, Inc., Seligman New Jersey Tax-Exempt Fund, Inc., Seligman Pennsylvania Tax-Exempt Fund, Seligman Tax-Aware Fund, Inc., Seligman Tax-Exempt Fund Series, Inc., Seligman Tax-Exempt Series Trust, Seligman Time Horizon/Harvester Series, Inc., and Seligman Value Fund Series, Inc. and or any other mutual fund for which Seligman Advisors is exclusive agent for distribution (herein called the Funds), agree as follows:

1. The Dealer agrees to comply with the attached "Policies and Procedures" with respect to sales of Seligman Mutual Funds offering two classes of shares, as set forth below.

2. An order for Shares of one or more of the Funds, placed by the Dealer with Seligman Advisors, will be confirmed at the public offering price as described in each Fund's current prospectus. Unless otherwise agreed when an order is placed, the Dealer shall remit the purchase price to the Fund, or Funds, with issuing instruction, within the period of time prescribed by existing regulations. No wire orders under $1,000 may be placed for initial purchases.

3. Shares of the Funds shall be offered for sales and sold by the Dealer only at the applicable public offering price currently in effect, determined in the manner prescribed in each Fund's prospectus. Seligman Advisors will make a reasonable effort to notify the Dealer of any redetermination or suspension of the current public offering price, but Seligman Advisors shall be under no liability for failure to do so.

4. On each purchase of Shares by the Dealer, the Dealer shall be entitled, based on the Class of Shares purchased and except as provided in each Fund's current prospectus, to a concession determined as a percentage of the price to the investor as set forth in each Fund's current prospectus. On each purchase of Class A Shares, Seligman Advisors reserves the right to receive a minimum concession of $.75 per transaction. No concessions will be paid to the Dealer for the investment of dividends in additional shares.

5. Except for sales to and purchases from the Dealer's retail customers, all of which shall be made at the applicable current public offering price or the current price bid by Seligman Advisors on behalf of the Fund, the Dealer agrees to buy Shares only through Seligman Advisors and not from any other sources and to sell shares only to Seligman Advisors, the Fund or its redemption agent and not to any other purchasers.

6. By signing this Agreement, both Seligman Advisors and the Dealer warrant that they are members of the National Association of Securities Dealers, Inc., and agree that termination of such membership at any time shall terminate this Agreement forthwith regardless of the provisions of paragraph 10 hereof. Each party further agrees to comply with all rules and regulations of such Association and specifically to observe the following provisions:

     (a) Neither Seligman Advisors nor the Dealer shall withhold placing customers' orders for Shares so as to profit itself as a result of such withholding.

     (b) Seligman Advisors shall not purchase Shares from any of the Funds except for the purpose of covering purchase orders already received, and the Dealer shall not purchase Shares of any of the Funds through Seligman Advisors other than for investment, except for the purpose of covering purchase orders already received.

     (c) Seligman Advisors shall not accept a conditional order for Shares on any basis other than at a specified definite price. The Dealer shall not, as principal, purchase Shares of any of the Funds from a recordholder at a


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

          price lower than the bid price, if any, then quoted by or for the Fund, but the Dealer shall not be prevented from selling Shares for the account of a record owner to Seligman Advisors, the Fund or its redemption agent at the bid price currently quoted by or for such Fund, and charging the investor a fair commission for handling the transaction.

     (d) If Class A Shares are repurchased by a Fund or by Seligman Advisors as its agent, or are tendered for redemption within seven business days after confirmation by Seligman Advisors of the original purchase order of the Dealer for such Shares, (i) the Dealer shall forthwith refund to Seligman Advisors the full concession allowed to the Dealer on the original sales and (ii) Seligman Advisors shall forthwith pay to the Fund Seligman Advisors' share of the "sales load" on the original sale by Seligman Advisors, and shall also pay to the Fund the refund which Seligman Advisors received under (i) above. The Dealer shall be notified by Seligman Advisors of such repurchase or redemption within ten days of the date that such redemption or repurchase is placed with Seligman Advisors, the Fund or its authorized agent. Termination or cancellation of this Agreement shall not relieve the Dealer or Seligman Advisors from the requirements of this clause (d).

7. (a) Seligman Advisors shall be entitled to a contingent deferred sales load ("CDSL") on redemptions within one year of purchase on any Class D Shares sold. With respect to omnibus accounts in which Class D Shares are held at Seligman Data Corp. ("SDC") in the Dealer's name, the Dealers agrees that by the tenth day of each month it will furnish to SDC a report of each redemption in the preceding month to which a CDSL was applicable, accompanied by a check payable to Seligman Advisors in payment of the CDSL due.

     (b) If, with respect to a redemption of any Class D Shares sold by the Dealer, the CDSL is waived because the redemption qualifies for a waiver set forth in the Fund's prospectus, the Dealer shall promptly remit to Seligman Advisors an amount equal to the payment made by Seligman Advisors to the Dealer at the time of sale with respect to such Class D Shares.

8. In all transactions between Seligman Advisors and the Dealer under this Agreement, the Dealer will act as principal in purchasing from or selling to Seligman Advisors. The dealer is not for any purposes employed or retained as or authorized to act as broker, agent or employee of any Fund or of Seligman Advisors and the Dealer is not authorized in any manner to act for any Fund or Seligman Advisors or to make any representations on behalf of Seligman Advisors. In purchasing and selling Shares of any Fund under this Agreement, the Dealer shall be entitled to rely only upon matters stated in the current offering prospectus of the applicable Fund and upon such written representations, if any, as may be made by Seligman Advisors to the Dealer over the signature of Seligman Advisors.

9. Seligman Advisors will furnish to the Dealer, without charge, reasonable quantities of the current offering prospectus of each fund and sales material issued from time to time by Seligman Advisors.

10. Either Party to this Agreement may cancel this Agreement by written notice to the other party. Such cancellation shall be effective at the close of business on the 5th day following the date on which such notice was given. Seligman Advisors may modify this Agreement at any time by written notice to the Dealer. Such notice shall be deemed to have been given on the date upon which it was either delivered personally to the other party or any officer or member thereof, or was mailed postage-paid, or delivered to a telegraph office for transmission to the other party at his or its address as shown herein.

11. This Agreement shall be construed in accordance with the laws of the State of New York and shall be binding upon both parties hereto when signed by Seligman Advisors and by the Dealer in the spaces provided on the cover of


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

     this Agreement. This Agreement shall not be applicable to Shares of a Fund in a state in which such Fund Shares are not qualified for sale.

                             POLICIES AND PROCEDURES

In connection with the offering by the Funds of two classes of shares, one subject to a front-end sales load and a service fee ("Class A Shares"), and one subject to a service fee, a distribution fee, no front-end sales load and a contingent deferred sales load on redemptions within one year of purchase ("Class D Shares"), it is important for an investor to choose the method of purchasing shares which best suits his or her particular circumstances. To assist investors in these decisions, Seligman Advisors has instituted the following policies with respect to orders for Shares:

1. No purchase order may be placed for Class D Shares for amounts of $4,000,000 or more.

2. Any purchase order for less than $4,000,000 may be for either Class A or Class D Shares in light of the relevant facts and circumstances, including:

     (a)  the specific purchase order dollar amount;

     (b)  the length of time the investor expects to hold his or her Shares; and

     (c) any other relevant circumstances such as the availability of purchases under a Letter of Intent, Volume Discount, or Right of Accumulation.

     There are instances when one method of purchasing Shares may be more appropriate than the other. For example, investors who would qualify for a significant discount from the maximum sales load on Class A Shares may determine that payment of such a reduced front-end sales load and service fee is preferable to payment of a higher ongoing distribution fee. On the other hand, an investor whose order would not qualify for such a discount may wish to have all of his or her funds invested in Class D Shares, initially. However, if such an investor anticipates that he or she will redeem his or her Class D shares within one year, the investor may, depending on the amount of the purchase, pay an amount greater than the sales load and service fee attributable to Class A Shares.

     Appropriate supervisory personnel within your organization must ensure that all employees receiving investor inquiries about the purchase of Shares of a Fund advise the investor of then available pricing structures offered by the Fund, and the impact of choosing one method over another. In some instances it may be appropriate for a supervisory person to discuss a purchase with the investor.

     Questions relating to this policy should be directed to Stephen J. Hodgdon, President, Seligman Advisors, Inc. at (212) 850-1217.


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